UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) - January 26, 2006

ACE LIMITED
(Exact name of registrant as specified in its charter)

Cayman Islands	1-11778	98-0091805
(State or other jurisdiction)	(Commission File Number)	(I.R.S. Employer of Incorporation Identification No.)

ACE Global Headquarters
17 Woodbourne Avenue
Hamilton HM 08 Bermuda
(Address of principal executive offices)

Registrant’s telephone number, including area code: (441) 295-5200

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On January 5, 2005, Century Indemnity Company ("Century") and ACE INA International Holdings Limited ("AII") entered into a Stock Purchase Agreement (the "Agreement") with Randall & Quilter Investment Holdings Limited ("R&Q"), which provides for the sale of ACE American Reinsurance Company ("AARe"), Brandywine Reinsurance Company (UK) Ltd. ("BRUK"), and Brandywine Reinsurance Company S.A.N.V. "SANV") to R&Q. An amendment and waiver (the "Amendment") to the Agreement was entered into as of January 26, 2006.

The Agreement requires R&Q to make an offer to the Institute of London Underwriters ("ILU") in order to secure the release of ACE Limited ("ACE") under the guaranty given to the ILU with respect to the obligations of BRUK (the "BRUK Guarantee"). The Amendment provides that, if R&Q has not received a definitive response from the ILU in respect of this offer prior to the closing date, R&Q will be required to deposit $750,000 on the closing date into a trust account, which funds will remain on deposit until ACE is released from its obligations and liabilities under the BRUK Guarantee or R&Q assumes ACE's obligations and liabilities under the BRUK Guarantee and indemnifies ACE for amounts paid by ACE under the BRUK Guarantee. If R&Q has received a definitive response from the ILU by the closing date, such release or assignment, assumption and indemnity will occur at closing.

The Amendment requires AARe, as ceding company, and an affiliate of ACE or other reinsurer with a financial strength rating of "A" or better from a third-party credit rating agency, as assuming company, to enter into a reinsurance agreement incorporating specified reinsurance slip terms (including a limit of liability equal to $35 million) and R&Q to issue a $5 million promissory note to AARe.

The Amendment also added a provision specifying that, if R&Q or any of its affiliates receives any sums in respect of the capital stock or surplus of AARe or BRUK, R&Q and its affiliates shall take reasonable steps to enable Century or AII to promptly receive the amounts to which they are respectively entitled with respect to the preference shares of R&Q to be issued to them at closing.

In conjunction with this amendment, AII and Century waived certain conditions of closing and R&Q provided certain additional representations and warranties.

On January 26, 2006, certain ACE subsidiaries and R&Q submitted to the Pennsylvania Department of Insurance amended applications pertaining to certain transactions associated with the sale of AARe. The amendments to the applications provide that: (1) an ACE insurance company or other reinsurer with a financial strength rating of "A" or better from a third-party credit rating agency will provide reinsurance covering 70% of AARe's net losses in excess of AARe's net reserves at closing, subject to an aggregate limit of liability equal to $35 million (provided that coverage is triggered under the reinsurance agreement only if, and to the extent that, AARe's surplus drops below $25 million) in exchange for a premium of $10 million; (2) claims commuted at fair value between SANV and Century International Reinsurance Company Ltd. ("CIRC"), and BRUK and CIRC, respectively, as set forth in the original proposal, will be submitted for payment to Century (approximately $55 million) under an existing reinsurance agreement; and (3) ACE withdraws its request for repayment of the $100 million surplus note issued by Century in January 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ACE LIMITED

	By:	/s/ Paul Medini
Paul B. Medini
Chief Accounting Officer

DATE: January 31, 2006